CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mangosoft, Inc.

We consent to the use of our report dated March 30, 2007 in the Registration Statement No. 333-144317 of Mangosoft, Inc. on Form S-1, relating to the registration of 2,400,000 shares of common stock. We also consent to the use of our name and the reference to us in the ‘‘Experts’’ section of this registration statement.

Worcester, MA
November 14, 2007